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Exhibit 99.1
                          BRAVERMAN INTERNATIONAL, P.C.
                          Certified Public Accountants
                               1255 McDonald Drive
                               PRESCOTT, AZ 86303
                                CELL 602-881-3870
                      PHONE 928-771-1122, FAX 928-777-8378
                                hiluv007@aol.com


We are unable to complete the review of the current Form 10-QSB for Armor Electric, Inc., due May 16, 2005, due to the lateness with which information was furnished to us by the registrant for preparation of the underlying reviewed financial statements in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, and Article 2 of Regulation S-X.



/s/ Ivan Braverman
Braverman International, P.C.
Prescott, Arizona
May 16, 2005